Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of September 30, 2023 combines the historical unaudited balance sheet of StoneBridge as of September 30, 2023, with the historical unaudited consolidated balance sheet of DigiAsia as of June 30, 2023, giving pro forma effect to the Business Combination and related transactions, as if they had occurred as of September 30, 2023.

The following unaudited pro forma condensed combined statement of operations for the three months ended September 30, 2023 combines the historical unaudited statements of operations of StoneBridge for the three months ended September 30, 2023 and the historical unaudited consolidated statement of operations of DigiAsia for the three months ended June 30, 2023, on a pro forma basis as if the Business Combination had been consummated on July 1, 2023, the beginning of the earliest period presented. Further, the unaudited pro forma combined statement of operations for the year ended December 31, 2022, combines the historical audited statement of operations of StoneBridge for the year ended December 31, 2022 and the historical audited consolidated statement of operations of DigiAsia for the year ended December 31, 2022, on a pro forma basis as if the Business Combination had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information has been derived from:

●	the historical unaudited financial statements of StoneBridge as of and for three and nine months ended September 30, 2023 and the historical audited financial statements of StoneBridge as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and the period from February 2, 2021 (inception) to December 31, 2021; and

●	the unaudited interim financial information of DigiAsia as of and for six months ended June 30, 2023, and the historical audited consolidated financial statements of DigiAsia as of and for the years ended December 31, 2022 and 2021.

Accounting treatment of the Business Combination

Management of StoneBridge concluded that DigiAsia is the accounting acquirer and the Company is the accounting acquiree, and the Business Combination is accounted for as a reverse capitalization in accordance with U.S. GAAP. All debts, liabilities and duties of DigiAsia and the Company have become the debts, liabilities and duties of New DigiAsia, as defined by the Business Combination Agreement.

StoneBridge concluded that the Business Combination is to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, StoneBridge is to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of PubCo will represent a continuation of the financial statements of DigiAsia with the Business Combination treated as the equivalent of DigiAsia issuing shares for the net assets of StoneBridge, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of DigiAsia in future reports of PubCo. PubCo has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	DigiAsia equityholders will have a relative majority of the voting power of PubCo;

●	DigiAsia equityholders will have the ability to nominate the majority of the members of the board of directors of PubCo;

●	DigiAsia senior management will comprise the senior management roles of PubCo and be responsible for the day-to-day operations of PubCo;

●	The relative size of DigiAsia is significantly larger compared to StoneBridge;

●	PubCo will assume the DigiAsia name; and

●	The intended strategy and operations of PubCo will continue DigiAsia’s current strategy and operations.

We currently expect the StoneBridge warrants outstanding to remain liability classified instruments upon the Closing.

Description of the Business Combination

On April 2, 2024, StoneBridge and DigiAsia consummated the previously announced Business Combination Agreement, by and among the StoneBridge, DigiAsia and Amalgamation Sub. The Business Combination Agreement provided that the parties thereto would enter into the Business Combination pursuant to which, among other things, Amalgamation Sub would merge with and into DigiAsia with DigiAsia surviving the merger as a wholly owned subsidiary of StoneBridge, and StoneBridge will immediately be renamed “DigiAsia Corp”.

The Business Combination Agreement provided that:

●	the cancellation and exchange of all issued and outstanding DigiAsia Ordinary Shares into 50,000,000 PubCo Ordinary Shares;

●	the capital distribution of $500.0 million to former DigiAsia shareholders; and

●	the cancellation of all employee share options granted, and outstanding vested and unvested DigiAsia options will not accelerate nor vest upon the consummation of the Business Combination. All share options shall be assumed by PubCo and converted into options to acquire such number of PubCo Ordinary Shares as determined in accordance with the Business Combination Agreement.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to the transaction accounting required for the Business Combination. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity upon the Closing.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of PubCo following the completion of the Business Combination. StoneBridge and DigiAsia have not had any historical operational relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Accounting policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the Company’s and DigiAsia’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2023

	Unaudited Pro forma Combined Balance sheet as of September 30, 2023
Particulars	StoneBridge	DigiAsia	Transaction accounting adjustment	Reference	Pro Forma combined
	(Historical)	(Historical)
ASSETS
Current assets
Cash and cash equivalents	$123,789	$1,163,159	$(255,281)	(1)	$1,235,842
			26,974,295	(2)
			(25,953,173)	(3)
			(2,285,000)	(4)
			(2,631,948)	(5)
			4,100,000	(6)
Restricted cash		2,410,149			2,410,149
Account receivables		18,541,318			18,541,318
Loans		2,466,438			2,466,438
Other current assets		1,373,232			1,373,232
Prepaid expenses and other assets	3,333	-			3,333
Total current assets	127,122	25,954,296	(51,106)		26,030,312
Investments	26,974,295	12,420,231	(26,974,295)	(2)	12,420,231
Deferred tax assets		-			-
Property and equipment		20,720			20,720
Intangible assets		13,403,792			13,403,792
Right-of-use asset		-			-
Total assets	$27,101,417	$51,799,039	$(27,025,401)		$51,875,055
LIABILITIES AND EQUITY
Current liabilities
Trade payables	$946,600	$21,258,203			$22,204,803
Due to affiliate	437,693	-			437,693
Note Payable - related party	2,631,948	-	(2,631,948)	(5)
Accrued expenses		1,106,912	3,920,000	(4)	5,026,912
Current portion of post-employment benefit liabilities		7,249			7,249
Short-term borrowings		5,627,126	4,100,000	(6)	9,727,126
Taxes payable		94,177			94,177
Total current liabilities	4,016,241	28,093,667	5,388,052		37,497,960
Derivative warrant liabilities	540,000	-	-		540,000
Deferred underwriting fee payable	9,000,000	-	(9,000,000)	(1)	-
Long-term debt		480,705			480,705
Non-current portion of post-employment benefit liabilities		513,515			513,515
Total liabilities	13,556,241	29,087,887	(3,611,948)		39,032,180
Redeemable ordinary shares	26,974,295	-	(26,974,295)	(3)	-
Equity
Common stock		39,483,703	(39,483,703)	(3)	-
Preferred stock		25,004,125	(25,004,125)	(3)	-
Class B Ordinary shares	500		(500)	(3)	-
			5,614	(3)	5,614
Additional paid-in-capital		24,322,159	76,003,836	(3)(8)	78,936,096
			(6,205,000)	(4)
			(13,429,619)	(7)
			(6,000,000)	(8)
			4,244,719	(1)
Accumulated deficit	(13,429,619)	(29,510,166)	-		(62,662,592)
			13,429,619	(7)
			(33,152,426)	(9)
Total Shareholder’s (Deficit)/Equity	(13,429,119)	59,299,821	(29,591,584)		16,279,118
Noncontrolling interest	-	(36,588,669)	33,152,426	(9)	(3,436,243)
Total equity	(13,429,119)	22,711,152	3,560,842		12,842,875
Total liabilities, redeemable ordinary shares and equity	$27,101,417	$51,799,039	$(27,025,401)		$51,875,055

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2023

	Unaudited Pro forma Combined Statement of Operations for the three months ended September 30, 2023
Particulars	StoneBridge	Digi Asia	Transaction accounting adjustment	Reference	Pro forma combined
	(Historical)	(Historical)
Revenues		$19,421,932			$19,421,932
Cost of revenues		(612,712)			(612,712)
Gross profit	-	18,809,220			18,809,220
Sales and marketing		(17,362,928)			(17,362,928)
General and administrative	(417,108)	(1,578,579)			(1,995,687)
Depreciation and amortization		(3,616)			(3,616)
Total operating expenses	(417,108)	(18,945,123)			(19,362,231)
Loss from operations	(417,108)	(135,903)	-		(553,011)
Interest expense		(519,421)			(519,421)
Non-operating income	368,576	7,690	(366,916)	(10)	9,350
Share of net profits of investments accounted for using equity method		83	-		83
Loss before tax	(48,532)	(647,551)	(366,916)		(1,062,999)
Income tax expense	-	-			-
Net loss	(48,532)	(647,551)	(366,916)		(1,062,999)
Profit/(Loss) attributable to noncontrolling interest	-	598,636	(514,666)	(9)	83,970
Loss attributable to Company	$(48,532)	$(1,246,187)	$514,666		$(1,146,969)
Historical loss per share
Basic		(110.97)
Diluted		(110.97)
Basic and diluted net income per share, Class A ordinary share	$0.09
Basic and diluted net income per share, Class B ordinary share	$(0.06)
Historical number of shares used in computing EPS
Basic		11,230
Diluted		11,230
Weighted average shares outstanding of Class A ordinary share	2,528,906
Weighted average shares outstanding of Class B ordinary share	5,000,000
Pro forma loss per share
Basic					$(0.02)
Diluted					$(0.02)
Pro forma number of shares used in computing EPS
Basic					56,141,836
Diluted					56,141,836

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022

	Unaudited Pro forma Combined Statement of Operations for the year ended December 31, 2022
Particulars	StoneBridge	Digi Asia	Transaction accounting adjustment	Reference	Pro forma combined
	(Historical)	(Historical)
Revenues	-	$42,451,599			$42,451,599
Cost of revenues	-	(2,607,387)			(2,607,387)
Gross profit	-	39,844,212			39,844,212
Sales and marketing	-	(39,711,859)			(39,711,859)
General and administrative	(1,368,675)	(7,098,657)			(8,467,332)
Depreciation and amortization	-	(17,506)			(17,506)
Total operating expenses	(1,368,675)	(46,828,022)			(48,196,697)
Loss from operations	(1,368,675)	(6,983,810)	-		(8,352,485)
Interest expense		(1,005,326)			(1,005,326)
Non-operating income	11,374,920	6,574	(2,920,785)	(10)	8,530,709
Share of net profits of investments accounted for using equity method	-	266	-		266
Loss before tax	10,006,245	(7,912,296)	(2,920,785)		(826,836)
Income tax expense	-	-			-
Net loss	10,006,245	(7,912,296)	(2,920,785)		(826,836)
Loss attributable to noncontrolling interest	-	(3,671,104)	3,560,190	(9)	(110,914)
Income/(Loss) attributable to Company	$10,006,245	$(4,241,192)	$(3,560,190)		$(715,922)

Historical earnings/(loss) per share
Basic		$(377.67)
Diluted		$(377.67)
Basic and diluted net earnings/(loss) income per share, Class A ordinary share	$0.43
Basic and diluted net earnings/(loss) income per share, Class B ordinary share	$0.28
Historical number of shares used in computing EPS
Basic		11,230
Diluted		11,230
Weighted average shares outstanding of Class A ordinary share	20,000,000
Weighted average shares outstanding of Class B ordinary share	5,000,000
Pro forma loss per share
Basic					$(0.01)
Diluted					$(0.01)
Pro forma number of shares used in computing EPS
Basic					56,141,836
Diluted					56,141,836

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The unaudited pro forma condensed combined financial information has been adjusted to give effect to transaction accounting adjustments related to the Business Combination linking the effects of the Business Combination to the historical financial information.

The Business Combination will be accounted for as a reverse recapitalization in accordance with the FASB’s Accounting Standards Codification Topic 805, Business Combinations. DigiAsia has been determined to be the accounting acquirer. Under the reverse recapitalization model, the Business Combination will be treated as DigiAsia issuing equity for the net assets of StoneBridge, with no goodwill or intangible assets recorded.

The pro forma adjustments have been prepared as if the Business Combination had been consummated on June 30, 2023, in the case of the unaudited pro forma condensed combined balance sheet, and as if the Business Combination had been consummated on January 1, 2022, the beginning of the earliest period presented, in the case of the unaudited pro forma condensed combined statements of operations.

The pro forma condensed combined balance sheet as of September 30, 2023, has been prepared using the following:

●	DigiAsia’s unaudited interim consolidated balance sheet as of June 30, 2023, as included in this statement; and

●	StoneBridge’s historical unaudited condensed balance sheet as of September 30, 2023, as included in this statement.

The pro forma condensed combined statement of operations for the three months ended September 30, 2023, has been prepared using the following:

●	DigiAsia’s unaudited interim consolidated statement of operations for the six months ended June 30, 2023, as included in this statement; and

●	StoneBridge’s historical unaudited condensed statement of operations for the three and nine months ended September 30, 2023, as included in this statement.

The pro forma condensed combined statement of operations for the year ended December 31, 2022, has been prepared using the following:

●	DigiAsia’s historical audited consolidated statement of operations for the year ended December 31, 2022, as included in this statement; and

●	StoneBridge’s historical audited statement of operations for the year ended December 31, 2022, as included in this statement.

The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of DigiAsia after giving effect to the Business Combination. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information. StoneBridge has elected not to present any “management adjustments.”

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical financial statements and notes thereto of DigiAsia and StoneBridge.

2.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2023

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2023, are as follows:

(A)	Derived from the unaudited interim consolidated balance sheet of DigiAsia as of June 30, 2023.

(B)	Derived from the unaudited condensed balance sheet of StoneBridge as of September 30, 2023.

1.	Deferred underwriting fee payable of $ 9.0 million to be paid on consummation of Business Combination to underwriter. Out of this, $4.5 million to be settled by way of issuance of 450,000 ordinary shares resulting an increase in ordinary shares and additional paid-in capital. Further, underwriter is eligible for 25% of the amount left in Trust Account after redemptions subject to maximum of $4.5 million. Impact of balance deferred underwriting fees payable, if any, has been shown as addition to additional paid-in capital of the combined company.

2.	Represents cash equivalents that will be released from the Trust Account and relieved of restrictions regarding use upon the Closing and, accordingly, will be available for redemptions and general use by the combined company. Such amount represents a reclassification from the investments held in trust line of the pro forma balance sheet to the cash and cash equivalents line.

3.	To reflect the recapitalization of DigiAsia through (a) the contribution of all the share capital in DigiAsia (consisting of preferred shares and ordinary shares) to DigiAsia common stock (b) the issuance of 50,000,000 PubCo shares and to reflect the redemptions of Class A ordinary share .

4.	Represents the impact of certain transaction costs that are expected to be incurred for the Business Combination and are to be reflected as a reduction of additional paid-in capital of the combined company. Further, some of these transaction costs have been considered as a part of accrued expenses outstanding and will be paid at later date depending upon terms agreed with the vendor.

5.	Reflects repayment of note payable to related party in the amount of $2.63 million with corresponding reduction in cash.

6.	Reflects the proceeds from the secured promissory note of $4.1 million.

7.	Reflects the elimination of StoneBridge’s historical accumulated deficit with a corresponding adjustment to additional paid-in-capital for PubCo in connection with the reverse recapitalization at the Closing.

8.	Reflects payment of certain transaction costs related to the Business Combination by way of issuance of ordinary shares. The unaudited pro forma condensed combined balance sheet reflects these costs as an increase in common stock and additional paid-in capital, with a corresponding decrease in additional paid-in capital.

9.	Represents the impact of conversion of the CLAs by DigiAsia into shares of PT DAB, such that, following such conversion, DigiAsia will hold 99.9999% of the entire issued capital of PT DAB. Conversion will result in the consolidation of PT DAB as a voting interest entity, and eliminate the non-controlling interest portion for the portion DigiAsia owns.

Unaudited Condensed Combined Pro Forma Adjustments to the Statements of Operations

3.	Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Three Months Ended September 30, 2023

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statements of operations are as follows:

(A)	Derived from the unaudited interim consolidated statement of operations of DigiAsia for the six months ended June 30, 2023.

(B)	Derived from the unaudited condensed statement of operations of StoneBridge for the nine months ended September 30, 2023.

10.	Represents an adjustment to eliminate dividend income on marketable securities held in the Trust Account as of the beginning of the period.

4.	Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2022

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statements of operations are as follows:

(A)	Derived from the audited consolidated statement of operations of DigiAsia for the year ended December 31, 2022.

(B)	Derived from the audited statement of operations of StoneBridge for the year ended December 31, 2022.

10.	Represents an adjustment to eliminate interest income on marketable securities held in the Trust Account as of the beginning of the period.

As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of all shares redeemed for the entire period.

5.	Net Loss per Share

Represents the net income per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented.

The unaudited pro forma combined per share information has been presented as follows:

Three months ended September 30, 2023
Numerator:
Net loss attributable to common shareholders – basic and diluted	$(1,146,968)
Denominator:
Weighted average shares outstanding	56,141,836
Basic and diluted net loss per share attributable to controlling interests	$(0.02)

Year ended December 31, 2022
Numerator:
Net loss attributable to common shareholders – basic and diluted	$(715,922)
Denominator:
Weighted average shares outstanding	56,141,836
Basic and diluted net loss per share attributable to controlling interests	$(0.01)